Hydromer, Inc.                                                                           35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.

                                                                Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com

                                                                                                                         Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE: The following is available for immediate release:

                                 Branchburg, New Jersey; April 27, 2012

From:        Hydromer, Inc.

35 Industrial Parkway

Branchburg, New Jersey 08876-3424

Contact:     Martin von Dyck, Executive Vice-President

     (908) 722-5000

Hydromer’s Hydrophilic Coating on Jotec’s EndoVascular

Implant Placement Devices

Hydromer, Inc. (HYDI.PK) and Jotec GmbH have entered into a Supply and Support Agreement.

Under the terms of this agreement, Jotec is licensed to use proprietary Hydromer® hydrophilic coatings on various Jotec Endovascular placement devices, such as their CE approved E®-asy plus Introducer Sheath. This Hydromer coating system becomes slippery when made wet and will ease the introduction of Jotec’s endovascular catheter and stent graft systems into the vascular system.

As a separate part of this new agreement, Hydromer has also provided our proprietary internally designed and built catheter coating machines as a validated “turn- key” solution.

“We are delighted with our relationship with Jotec and with having our Hydromer coating technology applied to Jotec’s innovative and successful endovascular devices”, commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, “This particular Hydromer coating system is used worldwide on other Pebax® and Nylon neurovascular, cardiovascular and cardiac stent delivery catheters.”

About Hydromer, Inc.: Hydromer, Inc. is a bio-technology-based company involved in the research and development, manufacture, contract coating and commercialization of specialized polymer and hydrogel products for medical device, animal health, cosmetic, personal care, and industrial uses. These technologies range from Hydromer lubricious / anti-microbial / anti-thrombogenic / cell anti-mitosis / cell growth enhancing coatings for the medical marketplace.

About Jotec GmbH: Jotec GmbH, having its principle place of business at Hechingen, Germany, develops, manufactures and markets medical devices for aortic and peripheral vascular disease.  Their product portfolio includes conventional grafts and interventional implants for cardiovascular surgery, radiology and cardiology.

For additional information please visit the following Web-sites:

www.hydromer.com

http://www.jotec.net

Pebax ® is a registered trademark of Arkema.

Hydromer ® is a registered trademark of Hydromer, Inc.

E®-asy plus is a registered trademark of Jotec GmbH.